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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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The Children's Place Retail Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THE CHILDREN'S PLACE RETAIL STORES, INC.
915 Secaucus Road
Secaucus, New Jersey 07094

May 14, 2004

Dear Stockholder:

        On behalf of the Board of Directors of The Children's Place Retail Stores, Inc., it is my pleasure to invite you to attend the Company's 2004 Annual Meeting of Stockholders. The meeting will be held at the Company's headquarters located at 915 Secaucus Road, Secaucus, New Jersey 07094 on Tuesday, June 15, 2004, at ten o'clock in the morning, local time.

        The business to be transacted at the meeting is set forth in the Notice of Meeting and is more fully described in the accompanying proxy statement.

        It is important that your shares be represented at the meeting, regardless of how many you hold. Whether or not you can be present in person, please fill in, sign, date and return your proxy in the enclosed postage paid envelope as soon as possible. If you do attend the meeting and wish to vote in person, your proxy may be revoked at your request.

        We appreciate your support and look forward to seeing you at the meeting.

Sincerely yours,
Ezra Dabah Chairman of the Board and Chief Executive Officer

THE CHILDREN'S PLACE RETAIL STORES, INC.

Notice of Annual Meeting of
Stockholders
to be held June 15, 2004

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. (the "Company") will be held at 915 Secaucus Road, Secaucus, New Jersey 07094 on Tuesday, June 15, 2004, at 10:00 a.m. for the following purposes:

  1.
  To elect one Class I Director to serve for a three year term and until such director's successor is duly elected and qualified;

  2.
  To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending January 29, 2005;

  3.
  To consider and approve an amendment to the Company's 1997 Stock Option Plan to increase by 1,500,000 the number of shares available for issuance thereunder; and

  4.
  To transact such other business as may properly come before the meeting, or any adjournment thereof.

        Stockholders of record at the close of business on April 30, 2004, shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors,

Steven Balasiano Secretary
Secaucus, New Jersey May 14, 2004

IMPORTANT: PLEASE FILL IN, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

THE CHILDREN'S PLACE RETAIL STORES, INC.
915 Secaucus Road
Secaucus, New Jersey 07094

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 15, 2004

        The accompanying proxy is solicited by the Board of Directors of The Children's Place Retail Stores, Inc., a Delaware corporation (the "Company" or "The Children's Place"), for use at the Annual Meeting of Stockholders to be held on June 15, 2004, at 10:00 a.m., at 915 Secaucus Road, Secaucus, New Jersey 07094 or any adjournment thereof, at which stockholders of record at the close of business on April 30, 2004, shall be entitled to vote. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements also may be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Any proxy granted as a result of this solicitation may be revoked at any time before its exercise.

        The Annual Report to Stockholders for the fiscal year ended January 31, 2004, accompanies this Proxy Statement. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of proxy were first sent or given to stockholders. The Company will furnish without charge (other than a reasonable charge for any exhibit requested) to any stockholder of the Company who so requests in writing, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended January 31, 2004, as filed with the Securities and Exchange Commission. Any such request should be directed to The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094, Attention: Investor Relations.

        If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the election of the nominee proposed by the Board of Directors; FOR the ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohamatsu, and their respective affiliates (collectively, "Deloitte & Touche"), as the Company's independent auditors for the fiscal year ending January 29, 2005; FOR the amendment to the Company's 1997 Stock Option Plan to increase by 1,500,000 the number of shares available for issuance thereunder; and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

        Pursuant to the By-laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on April 30, 2004, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. If a quorum is present, (i) a plurality of the votes cast at the Annual Meeting is required for election as a director, and (ii) the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required for all other matters. On April 30, 2004, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 26,843,494 shares of common stock. Each holder of common stock is entitled to one vote for each share of stock held by such holder. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

        It is expected that the following business will be considered at the meeting and action taken thereon:

ITEM 1: ELECTION OF DIRECTORS

        The Company's Certificate of Incorporation and By-laws provide for a classified Board of Directors comprised of Classes I, II and III, whose members serve staggered terms. The Class I, Class II and Class III Directors are scheduled to be elected at the Annual Meetings of Stockholders to be held in 2004, 2005 and 2006, respectively, to serve for a three year term and until their successors are duly elected and qualified. The nominee for Class I Director is set forth below.

        Unless authorization is withheld, the persons named as proxies will vote FOR the nominee for director listed below unless otherwise specified by the stockholder. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as director, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this Proxy Statement, the Board of Directors is not aware that the nominee is unable or will decline to serve as director. The nominee listed below is already serving as a director of the Company.

        The election to the Board of Directors of the nominee identified in this Proxy Statement will require a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEE FOR DIRECTOR.

Directors

        The following table sets forth certain information with respect to the current directors of the Company:

Name	Age	Position	Class of Director
Ezra Dabah	50	Chairman of the Board of Directors and Chief Executive Officer	II
Malcolm Elvey	62	Director	III
Sally Frame Kasaks	59	Director	III
John F. Megrue	45	Director	II
David J. Oddi (1)	34	Director	I
Stanley Silverstein	79	Director	I

(1)
David J. Oddi will not stand for reelection as a director of the Company. Mr. Oddi's term will expire as of the 2004 Annual Meeting of Stockholders.

Nominee for Election in Class I

        Stanley Silverstein has been a Director of the Company since July 1996. Mr. Silverstein also serves as Chairman of the Board of Directors of Nina Footwear, a company he founded with his brother in 1952. Mr. Silverstein is the father of Nina Miner, Vice President, Design and Trend Development, and father-in-law of Ezra Dabah, Chairman of the Board and Chief Executive Officer of the Company.

Continuing Directors

        Ezra Dabah has been Chairman of the Board of Directors since 1989 and Chief Executive Officer of the Company since 1991. Mr. Dabah has over 30 years of apparel merchandising and buying experience. From 1972 to May 1993, Mr. Dabah was a director and an executive officer of The Gitano Group, Inc. and its affiliates (collectively, "Gitano"), a company of which Mr. Dabah and certain members of his family were principal stockholders and which became a public company in 1988. From 1973 until 1983, Mr. Dabah was in charge of product design, merchandising and procurement for Gitano. In 1983, Mr. Dabah founded and became President of a children's apparel importing and manufacturing division for Gitano which later became an incorporated subsidiary, Eva Joia Incorporated ("E.J. Gitano"). Mr. Dabah is Stanley Silverstein's son-in-law and Nina Miner's brother-in-law.

        John F. Megrue has been a Director of the Company since July 1996. Since 1992, Mr. Megrue has been a partner of Saunders Karp & Megrue Partners, L.L.C. (or its predecessor), which serves as the general partner of SKM Partners, L.P., which serves as the general partner of The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively, the "SK Funds") and Saunders, Karp & Megrue, L.P. ("SKM"). From 1989 to 1992, Mr. Megrue

was a Vice President and Principal at Patricof & Co. and prior thereto he served as a Vice President at C.M. Diker Associates. Mr. Megrue also serves as Vice Chairman of the Board and director of Dollar Tree Stores, Inc. and Chairman of the Board and director of Hibbett Sporting Goods, Inc.

        Malcolm Elvey has been a Director of the Company since December 2002. Since 1999, Mr. Elvey has been the Managing Partner of Collaborative Capital, a venture capital fund focused on early-stage technology companies. Previously, he founded Esquire Communications, Ltd. in 1988, serving as its Chairman and Chief Executive Officer until 2000. Mr. Elvey also serves on the Board of Directors of Algol S.p.A., a publicly-traded company based in Milan, Italy. Mr. Elvey qualified as a Chartered Accountant from the University of Witwatersrand and earned an M.B.A. from the University of Cape Town.

        Sally Frame Kasaks has been a Director of the Company since May 2000. Since 1997, Ms. Kasaks has served as a business consultant to a number of retailers through ISTA Incorporated. Previously, she held the following executive positions at major specialty retailers: Chairman and Chief Executive Officer of Ann Taylor Stores, Inc., from February 1992 to August 1996; President and Chief Executive Officer of Abercrombie & Fitch, a division of The Limited, Inc., from February 1989 to February 1992; and Chairman and Chief Executive Officer of The Talbots, Inc., a division of General Mills Co., from November 1985 to September 1988. Ms. Kasaks also serves on the Boards of Directors of the following retailers: Pacific Sunwear of California, Inc.; Crane & Co., Inc.; Tuesday Morning, Inc.; Cortefeil, S.A.; and Coach, Inc.

Information Regarding the Board of Directors and Committees

Director Independence

        The Corporate Governance Committee will evaluate each director annually to determine whether the director has any material relationship with the Company (whether directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company), considering all relevant information provided by each director regarding the director's business and other relationships with the Company and its affiliates and with management and their affiliates. Applying the independence guidelines set forth in Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market (the "Nasdaq listing standards"), Mr. Elvey and Ms. Kasaks have been determined by the Board to be independent of the Company and its management.

Committees of the Board of Directors

        The Board of Directors has three standing committees: the Compensation Committee, the Corporate Governance Committee and the Audit Committee. In addition to the duties described below and contained in their respective charters, each committee may be assigned additional duties by the Board from time to time, and each is charged with reporting its activities to the Board.

        During the last fiscal year, the Board of Directors also maintained a Stock Option Committee, which was charged with the administration of the Company's stock option plans. The Stock Option Committee did not meet during the fiscal year. As of September 30, 2003, the Board of Directors dissolved the Stock Option Committee and the Compensation Committee has assumed the Stock Option Committee's responsibilities.

Compensation Committee

        The Compensation Committee discharges the Board's responsibilities relating to compensation of the Company's Chief Executive Officer and other senior management in a manner consistent with and in support of the business objectives of the Company, competitive practice and all applicable rules and regulations, including the granting of options and supervision of the Company's stock option plans.

        Messrs. Megrue and Elvey and Ms. Kasaks serve on the Compensation Committee. Applying the independence guidelines set forth in Rule 4200(a)(15) of the Nasdaq listing standards, Mr. Elvey and Ms. Kasaks have been determined by the Board to be independent. Mr. Megrue serves as this committee's Chairperson. Although Mr. Megrue is not considered independent because of his position as a partner of SKM, a major stockholder of the Company, applying the Nasdaq listing requirements, the Board of Directors has determined that it is in the best interests of the Company that Mr. Megrue serve on the Compensation Committee until such time as an additional independent director joins the Board. Mr. Dabah previously served on the Compensation Committee but resigned from the Committee effective September 30, 2003.

        The Compensation Committee operates pursuant to a charter which can be viewed under the Investor Relations section of our website at http://www.childrensplace.com.

Corporate Governance Committee

        The Corporate Governance Committee was created September 30, 2003 and is responsible for the selection, qualification and compensation of Board members and candidates. The Committee acts as a nominating committee for candidates for the Board of Directors and Board committee membership. The Committee also assists the Board with oversight of other corporate governance matters, including the evaluation of the effectiveness of each Board member and the performance of the Board as a whole.

        Ms. Kasaks and Messrs. Oddi and Elvey currently serve on the Corporate Governance Committee. Ms. Kasaks serves as the Committee's Chairperson. Applying the independence guidelines set forth in Rule 4200(a)(15) of the Nasdaq listing standards, Mr. Elvey and Ms. Kasaks have been determined by the Board to be independent. Although Mr. Oddi is not considered independent because of his position as a partner of SKM, a major stockholder of the Company, applying the Nasdaq listing requirements, the Board of Directors determined that it was in the best interests of the Company for Mr. Oddi to serve on the Corporate Governance Committee. As Mr. Oddi is not standing for reelection to the Board of Directors, it is expected that his position on the Corporate Governance Committee will be taken by an independent director once another independent director joins the Board. Until such time, Ms. Kasaks and Mr. Elvey will constitute the Corporate Governance Committee.

        The Corporate Governance Committee operates pursuant to a charter which can be viewed under the Investor Relations section of our website at http://www.childrensplace.com.

Audit Committee

        The Audit Committee monitors the preparation and integrity of the Company's financial statements, its financial reports and disclosure practices; the soundness of the Company's system of internal controls regarding finance and accounting compliance; and the appointment, qualifications, independence and performance of the Company's independent auditors. Additionally, the Audit Committee has oversight responsibility for the performance of the Company's internal audit function and compliance with related legal and regulatory requirements.

        Messrs. Elvey and Oddi and Ms. Kasaks currently serve on the Audit Committee. Mr. Elvey serves as the Committee's Chairperson. The Board has determined that Mr. Elvey and Ms. Kasaks are independent applying the Nasdaq listing standards and the applicable rules and regulations of the Securities and Exchange Commission. Although Mr. Oddi is not considered independent because of his position as a partner of SKM, a major stockholder of the Company, applying the Nasdaq listing standards and the applicable rules and regulations of the Securities and Exchange Commission, the Board of Directors determined that it was in the best interests of the Company for Mr. Oddi to serve on the Audit Committee. As Mr. Oddi is not standing for reelection to the Board of Directors, it is expected that his position on the Audit Committee will be taken by an independent director once another independent director joins the Board. Until such time, Mr. Elvey and Ms. Kasaks will constitute the Audit Committee. The Board of Directors has determined that Malcolm Elvey is an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission.

        The Audit Committee operates pursuant to a charter which has been duly adopted by the Board of Directors. A copy of the charter is attached to this proxy statement as Exhibit "A". The charter can also be viewed under the Investor Relations section of our website at http://www.childrensplace.com.

Meetings of the Board of Directors

        During the fiscal year ended January 31, 2004, there were three meetings of the Board of Directors, 12 meetings of the Audit Committee, six meetings of the Compensation Committee, and no meetings of the Corporate Governance Committee. The Company had a Stock Option Committee for part of the fiscal year; however, the Stock Option Committee did not meet and stock option grants prior to the formation of the Compensation Committee on September 30, 2003 were approved by the Board of Directors. Each incumbent director of the Company attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and committees thereof on which such director served.

Corporate Governance Principles

        Our Board of Directors has adopted a comprehensive set of principles to reflect its commitment to corporate governance and ethical business practices. These principles are set forth in our Board of Directors' Charter and Corporate Governance Guidelines and our Code of Business Conduct and Ethics, as well as the charters for our Audit Committee, Compensation Committee and Corporate Governance Committee, as described above.

        Our Board of Directors' Charter and Corporate Governance Guidelines sets forth overall standards and policies for the responsibilities and practices of our board and board committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our Company's integrity; assessing our major risks and reviewing options for their mitigation; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

        All of our employees, including our chief executive officer and chief financial officer, and our directors are required to comply with our Code of Business Conduct and Ethics, a copy of which is available under the Investor Relations section of our website at http://www.childrensplace.com.

Consideration of Director Nominees

        The Corporate Governance Committee is responsible for all matters related to the selection and qualification of members of the Board and structure of committees of the Board, as well as any other matters relating to the duties of the members of the Board. The Committee acts as a nominating committee for director candidates and Board committee membership.

        When evaluating potential candidates for membership on the Board, the committee will consider the skills and characteristics that the Board requires of new directors at the time the evaluation is made. The assessment includes an analysis of each candidate's judgment, financial literacy, maturity, experience, commitment, integrity and accountability, as well as consideration of diversity, age and an assessment of the perceived needs of the Board and its committees at that point in time.

        Any stockholder of record on the record date for the annual meeting entitled to vote at such meeting or a duly authorized proxy for such stockholder may propose to nominate a candidate to the Board of Directors by submitting a written notice or by having a written notice submitted on his or her behalf ("Notice of Proposed Director Nominee"). The Notice of Proposed Director Nominee, including the information outlined below, must be delivered either personally or mailed and received by the Company at 915 Secaucus Road, Secaucus, New Jersey 07094, Attention: Corporate Secretary not later than the close of business on the tenth day following the day on which either this notice of annual meeting was mailed to stockholders or filed with the Securities and Exchange Commission, whichever first occurred.

        The Notice of Proposed Director Nominee must include the following:

  (i)
  the name and address of the person proposing to nominate such candidate for director;

  (ii)
  the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the annual meeting and as of the date of the Notice of Proposed Director Nominee;

  (iii)
  all information regarding each nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission;

  (iv)
  the written consent of each nominee to serve if elected;

  (v)
  any material interest of the stockholder in the election of the director nominee; and

  (vi)
  all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to the nomination of such candidate for director, the person proposing such nomination was a participant in a solicitation subject to Section 14 of the Securities and Exchange Act of 1934, as amended.

        The Board of Directors, or Corporate Governance Committee, may require a proposed nominee for director to furnish such other information as may be required to be set forth in the Notice of Proposed Director Nominee, which pertain to such proposed nominee or which may be reasonably required to determine the eligibility of such proposed nominee to serve as a director of the Company.

Compensation of Directors

        Effective as of September 30, 2003, the Company has a new compensation structure for the Board of Directors. The Company pays each director who is not an officer of the Company or an affiliate of the SK Funds compensation of $15,000 per annum and a fee of $1,000 for each meeting of the Board of Directors attended, whether in person or telephonically, plus reimbursement of expenses for each such meeting. Each Chairperson of a standing committee of the Board receives additional compensation of $2,000 per annum. In addition, each director serving on a standing committee of the Board of Directors, including the Chairperson of such committee, receives $750 for each meeting of a standing committee of the Board attended, whether in person or telephonically, plus reimbursement of expenses for each such meeting. In addition, it is the Company's policy to grant 15,000 nonqualified stock options to each eligible director upon their initial election to the Board of Directors and to grant each eligible director an additional 6,000 nonqualified stock options per annum at the beginning of each fiscal year. Each grant to eligible directors is subject to annual approval by the Board of Directors.

        Information concerning compensation paid to executive officers of the Company is set forth under "Executive Compensation" below. Officers serve at the discretion of the Board of Directors and under the terms of any employment agreement which may exist.

Audit Committee Report

        The Audit Committee is governed by a written charter adopted and approved by the Board of Directors, a copy of which is attached as Exhibit "A" to this Proxy Statement. The Board of Directors has determined that Mr. Elvey and Ms. Kasaks are independent applying the Nasdaq listing standards and the applicable rules and regulations of the Securities and Exchange Commission. Although Mr. Oddi is not considered independent because of his position as a partner of SKM, a major stockholder of the Company, applying the Nasdaq listing standards and the applicable rules and regulations of the Securities and Exchange Commission, the Board of Directors determined that it was in the best interests of the Company for Mr. Oddi to serve on the Audit Committee. As Mr. Oddi is not standing for reelection to the Board of Directors, it is expected that his position on the Audit Committee will be taken by an independent director once another independent director joins the Board. Until such time, Mr. Elvey and Ms. Kasaks will constitute the Audit Committee.

        Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The independent auditors have full access to the Audit Committee and meet with the Audit Committee, with and, on a routine basis, without management being present, to discuss appropriate matters.

        Based on the Audit Committee's review of the audited consolidated financial statements, its discussion with management regarding the audited consolidated financial statements, its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, its discussions with the independent auditors regarding such auditors' independence, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and other matters, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended January 31, 2004, be included in the Company's Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee
Malcolm Elvey Sally Frame Kasaks David J. Oddi

May 7, 2004

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information as of April 30, 2004, with respect to ownership of Common Stock by (i) each beneficial owner of five percent or more of the Company's Common Stock known to the Company, (ii) each director of the Company, (iii) each of the Company's most highly compensated executive officers in fiscal 2003 and (iv) all directors and executive officers as a group. For the purpose of computing the percentage of the shares of Common Stock owned by each person or group listed in this table, any shares not outstanding which are subject to options or warrants exercisable within 60 days after April 30, 2004, have been deemed to be outstanding and owned by such person or group, but have not been deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	PERCENT OF CLASS
The SK Equity Fund, L.P. (1)(2)	2,961,916	11.0%
SK Investment Fund, L.P. (1)(2)	2,961,916	11.0%
John F. Megrue (1)(2)(3)	2,978,916	11.1%
Allan W. Karp (1)(2)(4)	3,013,321	11.2%
Thomas A. Saunders III (1)(2)	2,961,916	11.0%
David J. Oddi (1)(2)(5)	2,967,416	11.1%
Ezra Dabah (6)(7)	5,812,070	21.6%
Stanley Silverstein (6)(8)	3,973,880	14.8%
Sally Frame Kasaks (6)(9)	25,000	*
Malcolm Elvey (6)(10)	5,200	*
Neal Goldberg (6)	0	*
Mario A. Ciampi (6)(11)	105,440	*
Amy Hauk (6)(12)	8,450	*
Nina L. Miner (6)(13)	195,300	*
Mark L. Rose (6)(14)	98,200	*
Richard Flaks (6)(15)	2,000	*
All Directors and Executive Officers as a Group (17 persons)(16)	10,103,143	36.9%
FMR Corp. (17)	2,261,288	8.4%

*Less
than 1%

(1)
The address of this person is Two Greenwich Plaza, Suite 100, Greenwich, CT 06830.

(2)
Includes (i) 2,918,915 shares owned by The SK Equity Fund, L.P. and (ii) 43,001 shares owned by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of the SK Funds. Messrs. Karp, Megrue, Saunders and Oddi are partners of Saunders Karp & Megrue Partners, L.L.C., which is the general partner of SKM Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares shown as being owned by the SK Funds. Messrs. Karp, Megrue, Saunders, and Oddi disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P.

(3)
Includes 17,000 shares purchased by Mr. Megrue.

(4)
Includes 49,805 shares owned directly by Mr. Karp and 1,600 shares bought for the benefit of Mr. Karp's children and as to which Mr. Karp disclaims beneficial ownership.

(5)
Includes 5,500 shares purchased by Mr. Oddi.

(6)
The address of this person is c/o The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094.

(7)
Includes (i) 3,392,960 shares held by trusts or custodial accounts for the benefit of Mr. Dabah's children and certain other family members, of which Mr. Dabah or his wife is a trustee or custodian and as to which Mr. Dabah or his wife, as the case may be, has voting control, and as to which shares Mr. Dabah disclaims beneficial ownership, (ii) 2,281,850 shares held by Mr. Dabah, (iii) 37,600 shares held by Mr. Dabah's wife, as to which Mr. Dabah disclaims beneficial ownership, (iv) 99,660 shares subject to options exercisable within 60 days after April 30, 2004. Does not include (i) 496,000 shares beneficially owned by Stanley Silverstein, Mr. Dabah's father-in-law, (ii) 7,000 shares held in Mr. Silverstein's profit sharing account, (iii) 90,000 shares beneficially owned by Raine Silverstein, Mr. Dabah's mother-in-law, (iv) 24,520 shares owned by Ms. Miner, Mr. Dabah's sister-in-law, (v) 112,500 shares held in trust for Ms. Miner, (vi) 4,000 shares held by Ms. Miner's husband, and (vii) 54,280 shares issuable to Ms. Miner upon exercise of outstanding stock options exercisable within 60 days of April 30, 2004.

(8)
Includes (i) 3,380,880 shares held by trusts for the benefit of Mr. Silverstein's children and grandchildren, of which Mr. Silverstein's wife is a trustee, and as to which Mrs. Silverstein has voting control, and as to which shares Mr. Silverstein disclaims beneficial ownership, (ii) 496,000 shares held by Mr. Silverstein, (iii) 7,000 shares held in Mr. Silverstein's profit sharing account and (iv) 90,000 shares held by Mr. Silverstein's wife, as to which Mr. Silverstein disclaims beneficial ownership. Does not include (i) 2,281,850 shares beneficially owned by Ezra Dabah, Mr. Silverstein's son-in-law, (ii) 37,600 shares beneficially owned by Mrs. Dabah, Mr. Silverstein's daughter, (iii) 99,660 shares issuable to Mr. Dabah upon exercise of outstanding stock options exercisable within 60 days of April 30, 2004, (iv) 24,520 shares owned by Ms. Miner, Mr. Silverstein's daughter, (v) 112,500 shares held in trust for Ms. Miner, (vi) 4,000 shares held by Ms. Miner's husband, and (vii) 54,280 shares issuable to Ms. Miner upon exercise of outstanding stock options exercisable within 60 days of April 30, 2004.

(9)
Includes 25,000 shares issuable to Ms. Kasaks upon execution of outstanding stock options exercisable within 60 days of April 30, 2004. Does not include 6,000 shares subject to options not yet vested.

(10)
Includes 5,000 shares issuable to Mr. Elvey upon execution of outstanding stock options exercisable within 60 days of April 30, 2004 and 200 shares purchased by Mr. Elvey. Does not include 16,000 shares subject to options not yet vested.

(11)
Includes (i) 38,840 shares held by Mr. Ciampi, (ii) 66,600 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 30, 2004. Does not include 78,400 shares subject to options not yet vested.

(12)
Includes (i) 7,600 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 30, 2004 and (ii) 850 shares held by Ms. Hauk's husband, as to which Ms. Hauk disclaims beneficial ownership. Does not include 92,400 shares subject to options not yet vested.

(13)
Includes (i) 24,520 shares held by Ms. Miner, (ii) 112,500 shares held in trust for Ms. Miner, (iii) 4,000 shares held by Ms. Miner's husband, as to which Ms. Miner disclaims beneficial ownership and (iv) 54,280 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 30, 2004. Does not include 50,600 shares subject to options not yet vested.

(14)
Includes 98,200 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 30, 2004. Does not include 52,200 shares subject to options not yet vested.

(15)
Includes 2,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 30, 2004. Does not include 53,000 shares subject to options not yet vested.

(16)
Reflects shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 30, 2004.

(17)
The address of this person is 82 Devonshire Street, Boston, MA 02109. According to a Statement on Schedule 13G filed with the Commission on February 16, 2004, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported beneficial ownership of 2,261,288 shares as a result of acting as investment advisor to various investment companies, (ii) Edward C. Johnson 3d reported beneficial ownership of such 2,261,288 shares, and (iii) Abigail P. Johnson reported beneficial ownership of such 2,261,288 shares. Members of the Edward C. Johnson 3d family, including Edward C. Johnson 3d and Abigail P. Johnson, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

        As of April 30, 2004, Ezra Dabah and certain members of his family beneficially own 6,600,370 shares of the Company's Common Stock, constituting approximately 24.4% of the outstanding Common Stock. The SK Funds own 2,961,916 shares or approximately 11.0% of the outstanding Common Stock. Pursuant to the Stockholders

Agreement described below, Ezra Dabah, the SK Funds and certain other stockholders, who own in the aggregate 35.4% of the outstanding Common Stock, have agreed to vote for the election of two nominees of the SK Funds and three nominees of Ezra Dabah to the Company's Board of Directors. As a result, the SK Funds and Ezra Dabah are able to significantly influence the election of the Company's directors and any matter submitted to a vote of the Company's stockholders for approval.

Stockholders Agreement

        The Children's Place and certain of its stockholders, who currently own in the aggregate 35.4% of the outstanding Common Stock, are parties to a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement places certain limitations upon the transfer, in privately negotiated transactions, of shares of Common Stock beneficially owned by Ezra Dabah, CEO, and the SK Funds. In addition, the Stockholders Agreement provides that (i) so long as Ezra Dabah, together with members of his family, beneficially owns shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include three directors nominated by Ezra Dabah and (ii) so long as the SK Funds beneficially own shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include two directors nominated by the SK Funds. Should the number of directors comprising the Board of Directors be increased, nominees for the remaining director positions will be designated by the Company's Board of Directors. Pursuant to the Stockholders Agreement, Ezra Dabah and Stanley Silverstein were designated as director nominees by Mr. Dabah and were elected to the Board, and John F. Megrue and David J. Oddi were designated as director nominees by the SK Funds and were elected to the Board.

        Further, the Stockholders Agreement provides that so long as the SK Funds beneficially own shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the Company will not, without the affirmative vote of at least one director nominated by the SK Funds, engage in specified types of transactions with certain of its affiliates (not including the SK Funds), take action to amend its By-laws or Certificate of Incorporation or increase or decrease the size of the entire Board of Directors. The Stockholders Agreement also provides that certain specified types of corporate transactions and major corporate actions will require the approval of at least two-thirds of the members of the Board of Directors.

        Under the terms of the Stockholders Agreement, the rights of any party thereunder will terminate at the time that such party's Common Stock constitutes less than 25% of the shares of Common Stock owned by such party on the date of the Stockholders Agreement. All the provisions of the Stockholders Agreement will terminate when no party to the Stockholders Agreement beneficially owns shares representing at least 25% of the outstanding Common Stock owned by such party on the date of the Stockholders Agreement.

Executive Officers

        The following table lists certain information about the current executive officers of The Children's Place:

NAME	AGE	POSITION
Ezra Dabah	50	Chairman of the Board of Directors and Chief Executive Officer
Neal Goldberg	45	President
Mario A. Ciampi	43	Senior Vice President, Store Development and Logistics
Elaine Eisenman	55	Senior Vice President, Human Resources and Administration
Amy Hauk	37	Senior Vice President, General Merchandise Manager
Brian Kleinberg	46	Senior Vice President, Marketing
Seth L. Udasin	48	Vice President, Finance, Chief Financial Officer and Treasurer
Steven Balasiano	41	Vice President, General Counsel and Corporate Secretary
Richard Flaks	41	Vice President, Planning and Allocation
Nina L. Miner	54	Vice President, Design and Trend Development
Mark L. Rose	38	Vice President, Merchandise Procurement
Susan F. Schiller	43	Vice President, Store Operations

        For additional information about Ezra Dabah see "Item 1: Election of Directors—Continuing Directors."

        Neal Goldberg became President of the Company in January 2004. Prior to joining The Children's Place, from September 2001 to October 2003, Mr. Goldberg was President of The Gap Inc.'s Outlet Division overseeing 220 stores across the Gap, Old Navy and Banana Republic brands. In this role, Mr. Goldberg supervised merchandising, sourcing, planning, distribution, finance, visual merchandising and human resources. Prior to Gap, Mr. Goldberg spent two and a half years, from March 1999 to September 2001, at the Victoria's Secret Beauty/Intimate Beauty Corp. division of Limited Brands, Inc., most recently as Senior Vice President and Chief Stores Officer. Before moving over to specialty retail, Mr. Goldberg spent 16 years with Macy's as a buyer, store manager and ultimately Senior Vice President/General Manager for the chain's flagship Herald Square location.

        Mario A. Ciampi has been Senior Vice President, Store Development and Logistics since July 2000 and prior to that was Vice President, Store Development since joining The Children's Place in June 1996. Prior to joining The Children's Place, Mr. Ciampi was a principal of a private consulting firm, specializing in retail and real estate restructuring, from 1991 to 1996, in which capacity he was retained as an outside consultant on the Company's real estate activities since 1991. Mr. Ciampi also serves on the Board of Directors of Rag Shops, Inc.

        Elaine Eisenman became Senior Vice President, Human Resources and Administration in September 2003. Prior to joining The Children's Place, from April 2001 to December 2002, Dr. Eisenman was Chairman of Management & Capital Partners, a venture capital, search and management consulting firm. Prior to Management & Capital Partners, Dr. Eisenman was with Enhance Financial Service Group as Executive Vice President and Chief Administrative Officer from December 1999 to February 2001 and as Executive Vice President from January 1998 to December 1999. Before Enhance Financial Services, Dr. Eisenman was Senior Vice President, Human Resources at American Express. Dr. Eisenman also serves on the Board of Directors of UST Inc.

        Amy Hauk has been Senior Vice President, General Merchandise Manager since November 2003 and prior to that she was Vice President, Merchandising since joining The Children's Place in April 2002. Prior to joining The Children's Place, Ms. Hauk held various positions with different divisions of The Gap, Inc. from 1996 to 2002. These positions included Vice President of Men's Merchandising, Old Navy, from March 2001 to April 2002; Vice President of Non-Apparel, Old Navy, from December 2000 to March 2001; and Senior Director/Division Merchandise Manager, Baby Gap U.S., from December 1998 to December 2000. Prior to that, Ms. Hauk was a buyer for Sunglass Hut from 1994 to 1996 and held various positions with Macy's from 1988 to 1994.

        Brian Kleinberg became Senior Vice President, Marketing in September 2003. Prior to joining The Children's Place, Mr. Kleinberg co-founded Stratim Group, LLC, a marketing services firm, working there from April 2001 to August 2003. Before Stratim Group, Mr. Kleinberg spent two years, from January 1999 to February 2001 as the Chief Executive Officer of Singer Asset Finance Company, LLC, a wholly-owned subsidiary of Enhance Financial Services Group. Prior to Singer Asset, Mr. Kleinberg spent 18 years at American Express, where he held numerous senior executive positions in the Travel Related Services and Financial Advisors business units.

        Seth L. Udasin has been Vice President, Finance, Chief Financial Officer and Treasurer since 1996, prior to which he was Vice President, Finance since 1994. Since joining The Children's Place in 1983, Mr. Udasin has held various other positions, including Controller from 1988 to 1994. Before joining The Children's Place, Mr. Udasin was a Certified Public Accountant practicing public accounting.

        Steven Balasiano has been Vice President and General Counsel since joining The Children's Place in December 1995 and Corporate Secretary since January 1996. From 2000 until September 2003, Mr. Balasiano also served as Vice President, Human Resources. Prior to joining The Children's Place, Mr. Balasiano practiced law in the New York offices of the national law firms of Stroock & Stroock & Lavan LLP from 1992 to 1995 and Kelley Drye & Warren from 1987 to 1992.

        Richard Flaks has been Vice President, Planning and Allocation since joining The Children's Place in March 2003. Prior to joining The Children's Place, Mr. Flaks was with the Victoria's Secret Stores division of Limited Brands, Inc. from May 2001 to March 2003, most recently serving as Vice President, Planning and Allocation, and the Burdines division of Federated Department Stores, Inc. from 1997 to 2001, most recently serving as Vice President, Planning and Allocation for the Men's, Kids and Home departments. Prior to that, Mr. Flaks held various planning positions with Today's Man, Inc.

        Nina L. Miner has been Vice President, Design and Trend Development since January 2001, prior to which she was Vice President, Trend Development since August 1998. Prior to August 1998, Ms. Miner was Vice President, Design and Product Development since joining The Children's Place in 1990. Before joining The

Children's Place, Ms. Miner held various management positions at E.J. Gitano. Ms. Miner is Stanley Silverstein's daughter and Ezra Dabah's sister-in-law.

        Mark L. Rose has been Vice President, Merchandise Procurement since 1992. Mr. Rose joined The Children's Place in 1990 and was promoted to Senior Product Buyer that year. Prior to joining The Children's Place, Mr. Rose held various positions at Macy's.

        Susan F. Schiller has been Vice President, Store Operations since 1994. Ms. Schiller began her career with The Children's Place as an Assistant Store Manager in 1985 and subsequently served in various positions, including Director of Store Communications from 1991 to 1993 and Director of Store Operations from 1993 to 1994.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

        The following table summarizes the compensation for fiscal 2003, fiscal 2002 and fiscal 2001 for the Company's Chief Executive Officer and each of its most highly compensated executive officers:

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION (1)		LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY $	BONUS ($)	SECURITIES UNDERLYING OPTIONS (#)		COMPENSATION ($)
Ezra Dabah Chairman of the Board and Chief Executive Officer	2003 2002 2001	$720,000 720,000 685,364	$498,000 0 108,000	0 0 0		$25,000 25,500 24,250	(2) (2) (2)
Neal Goldberg (3) President	2003	16,827	0	250,000	(4)	0
Mario A. Ciampi Senior Vice President, Store Development and Logistics	2003 2002 2001	337,500 330,006 310,079	194,820 0 39,600	30,000 22,000 18,000	(5) (6) (7)	5,000 5,500 4,250	(8) (8) (8)
Amy Hauk (9) Senior Vice President, General Merchandise Manager	2003 2002	311,058 192,308	119,838 31,250	72,000 28,000	(10) (11)	0 0
Nina L. Miner (12) Vice President, Design and Trend Development	2003 2002 2001	312,500 300,000 282,686	162,925 0 31,500	25,000 14,000 12,000	(5) (6) (7)	4,000 3,698 4,250	(8) (8) (8)
Mark L. Rose Vice President, Merchandise Procurement	2003 2002 2001	277,500 270,000 261,345	100,988 0 20,250	25,000 12,000 12,000	(5) (6) (7)	4,363 4,405 4,250	(8) (8) (8)
Richard Flaks (13) Vice President, Planning and Allocation	2003	263,846	122,500	55,000	(14)	0

(1)
Fiscal 2003 and fiscal 2001 include bonuses earned in such fiscal year, portions of which were paid in the following fiscal year. Other annual compensation did not exceed $50,000 or 10% of the total salary and bonus for any of the named executive officers.

(2)
Reflects the value of (i) insurance premiums of $20,000 paid by the Company with respect to life insurance for the benefit of Mr. Dabah, and (ii) Company matching contributions of $5,000, $5,500 and $4,250, respectively in fiscal 2003, fiscal 2002 and fiscal 2001 under The Children's Place 401(k) Savings and Investment Plan.

(3)
Joined the Company in January 2004.

(4)
Each of the options granted in fiscal 2003 becomes exercisable at the rate of 20% on or after January 31, 2005, and 20% on or after the first, second, third and fourth anniversaries of January 31, 2005. Under the terms of Mr. Goldberg's employment agreement, he will be granted an additional 50,000 options on January 3, 2005.

(5)
Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2004, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2004.

(6)
Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2003, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2003.

(7)
Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2002, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2002.

(8)
Amounts shown consist of the Company's matching contributions under The Children's Place 401(k) Savings and Investment Plan.

(9)
Joined the Company in April 2002.

(10)
Of the options granted in fiscal 2003, (i) 36,000 options granted become exercisable at the rate of 20% on or after July 31, 2004, and 20% on or after the first, second, third and fourth anniversaries of July 31, 2004, and (ii) 36,000 options granted become exercisable at the rate of 20% on or after September 18, 2004, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2004.

(11)
Of the options granted in fiscal 2002, (i) 10,000 options granted become exercisable at the rate of 20% on or after April 30, 2003, and 20% on or after the first, second, third and fourth anniversaries of April 30, 2003, and (ii) 18,000 options granted become exercisable at the rate of 20% on or after September 18, 2003, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2003.

(12)
On or about April 15, 2000, the Company made a $500,000 loan to Ms. Miner. This loan matured on April 15, 2003, bearing interest at the prime rate quoted by Chase Manhattan Bank, and was secured by Ms. Miner's principal residence. This loan and accrued interest was repaid as of April 3, 2003.

(13)
Joined the Company in March 2003.

(14)
Of the options granted in fiscal 2003, (i) 10,000 options granted become exercisable at the rate of 20% on or after April 30, 2004, and 20% on or after the first, second, third and fourth anniversaries of April 30, 2004, (ii) 25,000 options granted become exercisable at the rate of 20% on or after September 18, 2004, and 20% on or after the first, second, third and fourth anniversaries of September 18, 2004, and (iii) 20,000 options granted become exercisable at the rate of 20% on or after October 31, 2004, and 20% on or after the first, second, third and fourth anniversaries of October 31, 2004.

Stock Options

        The following table sets forth certain information concerning options granted during fiscal 2003 to Neal Goldberg, Mario A. Ciampi, Amy Hauk, Nina L. Miner, Mark L. Rose and Richard Flaks. No options were granted during fiscal 2003 to Mr. Dabah.

OPTIONS GRANTED IN LAST FISCAL YEAR

						POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM (7)
	NUMBER OF SECURITIES UNDERLYING OPTIONS GRANTED
			% OF TOTAL GRANTED IN FISCAL 2003
				EXERCISE PRICE(6)	EXPIRATION DATE
NAME						5%	10%
Neal Goldberg	250,000	(1)	22.06%	$27.65	1/31/14	$4,347,234	$11,016,745
Mario A. Ciampi	30,000	(2)	2.64%	25.63	10/31/13	483,463	1,225,190
Amy Hauk	36,000	(3)	3.18%	15.50	7/31/13	352,055	892,177
Amy Hauk	36,000	(2)	3.18%	25.63	10/31/13	580,155	1,470,227
Nina L. Miner	25,000	(2)	2.21%	25.63	10/31/13	402,886	1,020,991
Mark L. Rose	25,000	(2)	2.21%	25.63	10/31/13	402,886	1,020,991
Richard Flaks	10,000	(4)	0.88%	9.35	4/30/13	58,770	148,935
Richard Flaks	25,000	(2)	2.21%	25.63	10/31/13	402,886	1,020,991
Richard Flaks	20,000	(5)	1.76%	17.48	10/31/13	219,862	557,172

(1)
This option grant becomes exercisable at the rate of 20% on or after January 31, 2005, and 20% on or after each of the first, second, third and fourth anniversaries of January 31, 2005.

(2)
This option grant becomes exercisable at the rate of 20% on or after September 18, 2004, and 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2004.

(3)
This option grant becomes exercisable at the rate of 20% on or after July 31, 2004, and 20% on or after the first, second, third and fourth anniversaries of July 31, 2004.

(4)
This option grant becomes exercisable at the rate of 20% on or after April 30, 2004, and 20% on or after the first, second, third and fourth anniversaries of April 30, 2004.

(5)
This option grant becomes exercisable at the rate of 20% on or after October 31, 2004, and 20% on or after the first, second, third and fourth anniversaries of October 31, 2004.

(6)
The exercise price was fixed at the date of the grant and was equal to the fair market value per share of Common Stock on such date in accordance with the 1997 Stock Option Plan.

(7)
In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment though the option period, and the date on which the options are exercised.

        The following table sets forth certain information with respect to stock options exercised by the named executive officers during fiscal 2003, including the aggregate value of gains on the date of the exercise. In addition, the table sets forth the number of shares covered by stock options as of fiscal year end, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the year-end market price of the shares subject to such option at fiscal year end. None of the named executives hold stock appreciation rights (SARs).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS AT 1/31/04		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT 1/31/04
NAME	SHARES ACQUIRED ON EXERCISE	VALUE REALIZED
			EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Ezra Dabah	0	$0	99,660	0	$1,145,093	$0
Neal Goldberg	0	0	0	250,000	0	0
Mario A. Ciampi	0	0	76,660	78,400	823,141	511,587
Amy Hauk	0	0	5,600	94,400	58,302	686,988
Nina L. Miner	0	0	64,280	50,600	1,116,126	298,263
Mark L. Rose	22,000	169,906	98,200	52,200	1,819,634	295,052
Richard Flaks	0	0	0	55,000	0	395,275

(1)
The market value of the Company's stock at the close of business on January 30, 2004 was $26.89.

Employment Agreement—Ezra Dabah

        Mr. Dabah's employment agreement (the "Dabah Agreement") provides that he will serve as Chairman and Chief Executive Officer of the Company from June 27, 1996, for successive three year periods, subject to termination in accordance with the termination provisions of the Dabah Agreement. Mr. Dabah's current salary is $720,000 per year, subject to annual review. Mr. Dabah is also entitled to receive a semi-annual bonus in an amount equal to the product of (x) 50% of his semi-annual base salary, multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not less than 20% nor more than 200%, based on the Company's performance during such six-month period. The Dabah Agreement also provides for certain insurance and other benefits to be maintained and paid by the Company.

        The Dabah Agreement provides that if Mr. Dabah's employment is terminated by the Company without cause or for disability, or by Mr. Dabah for good reason or following a change in control (as each such term is defined in the Dabah Agreement), the Company will be required to pay Mr. Dabah three times his base salary then in effect, which amount will be payable within 30 days following his termination. Mr. Dabah also will be entitled to receive any accrued but unpaid bonus compensation and all outstanding stock options under the Company's stock option plans will immediately vest. If Mr. Dabah's employment is terminated for any of the above reasons, the Company also will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Dabah for three years. The Dabah Agreement also provides that Mr. Dabah will not, with certain exceptions, engage or be engaged in a competing business for a period of five years following termination of his employment.

Employment Agreement—Neal Goldberg

        Mr. Goldberg's employment agreement (the "Goldberg Agreement") provides that he will serve as President of the Company beginning January 22, 2004 until such time as his employment is terminated in accordance with the termination provisions of the Goldberg Agreement. Mr. Goldberg's current salary is $625,000 per year, subject to annual review. Mr. Goldberg is also entitled to receive a semi-annual bonus in an amount equal to the product of (x) 50% of his semi-annual base salary, multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of no more than 200%, based on the Company's performance during such six-month period. Mr. Goldberg is entitled to receive a one-time minimum bonus for the first six months of the 2004 fiscal year in the amount of $156,250. Mr. Goldberg's employment agreement also provides for the grant of an aggregate of 300,000 stock options, 250,000 of which were granted January 22, 2004 and 50,000 of which will be granted on January 3, 2005.

        The Goldberg Agreement provides that if Mr. Goldberg's employment is terminated by the Company without cause, or by Mr. Goldberg for good reason or following a change in control (as each such term is defined in the Goldberg Agreement), the Company will be required to pay Mr. Goldberg his base salary then in effect, which amount will be payable in equal consecutive monthly installments following his termination. If Mr. Goldberg's employment is terminated by the Company without cause or by Mr. Goldberg for good reason, a portion of the stock options scheduled to vest for that period based on Mr. Goldberg's termination date will immediately vest. If Mr. Goldberg's employment is terminated due to a change of control or disability or if Mr. Goldberg dies, all of his outstanding stock options will immediately vest. The Goldberg Agreement also provides that Mr. Goldberg will not engage or be engaged in a competing business for a period of one year following termination of his employment.

Other Employment Agreements

        The Company has also entered into employment agreements with certain of its other executives which provide for the payment of severance equal to such officers' salary for a period of six to nine months following any termination without cause.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such reports they file.

        Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with through April 30, 2004.

Compensation Committee Interlocks and Insider Participation

        Members of the Compensation Committee for the fiscal year ended January 31, 2004, were Mr. Elvey, Ms. Kasaks and Mr. Megrue. Mr. Dabah, Chief Executive Officer and Chairman of the Board of Directors of the Company, also served on the Compensation Committee during the fiscal year ended January 31, 2004; however, Mr. Dabah resigned from the Committee on September 30, 2003. Mr. Dabah has entered into certain related transactions with the Company as disclosed below. Mr. Megrue is a general partner of SKM Partners, L.P., which serves as the general partner of SKM, which has entered into an advisory agreement with the Company, as disclosed below.

Certain Relationships and Related Transactions

SKM Financial Advisory Services

        In 1996, the Company entered into a management agreement with SKM which provides for the payment of an annual fee of $150,000, payable quarterly in advance, in exchange for certain financial advisory services. This management agreement remains in effect until SKM or any of its affiliates' total ownership of the Company's Common Stock is less than 10% on a fully diluted basis. As of January 31, 2004, the SK Funds owned 4,757,713 shares or approximately 17.8% of the Company's outstanding common stock. Pursuant to the management agreement, the Company incurred fees and expenses of approximately $151,000, $151,000 and $160,000 during fiscal 2003, fiscal 2002 and fiscal 2001, respectively.

Stockholders Agreement

        The Company's stockholders agreement is described above.

Loans to Executive Officers

        The Company had two outstanding loans to executive officers at the beginning of fiscal 2001 together totaling approximately $754,000 in principal and accrued interest. The loans matured on April 15, 2001, and bore interest at the prime rate as quoted by Chase Manhattan Bank. The loans were secured by the principal residences of these executive officers. One of the loans was made to Ms. Miner. The Company extended the term of Ms. Miner's loan to April 30, 2002, and subsequently to April 15, 2003. As of February 2, 2003, this loan had principal and accrued interest outstanding totaling approximately $550,000. Ms. Miner repaid the principal balance and accrued interest on this loan on April 3, 2003.

Shareholder Receivable

        In August 1999, the Company incurred approximately $227,000 in legal, accounting, printing and other costs for a secondary offering that was subsequently canceled. SKM, Ezra Dabah and Stanley Silverstein, a member of the Board of Directors, have agreed to reimburse the Company for these costs, which are included in the Company's annual report on Form 10-K as a component of other assets. As of April 15, 2004, SKM and Mr. Dabah had reimbursed the Company approximately $189,000 for their portions of the shareholder receivable.

Family Members

        Of the immediate family members of Ezra Dabah and Stanley Silverstein (each a director of the Company) who are employed by the Company, four members have reportable relationships with the Company because of their compensation. Excluding Nina Miner, who is listed on the Summary Compensation Table, these three other immediate family members received aggregate compensation from the Company totaling approximately $660,000 for services rendered by them as employees of the Company during the last fiscal year.

Report of Compensation Committee on Executive Compensation

Compensation Policy

        The Company's employee compensation policy in general is to offer a package including a competitive salary, an incentive bonus based upon performance goals and competitive benefits, including a participatory 401(k) Savings and Investment Plan. The Company also encourages broad-based employee ownership of the Company's Common Stock by granting stock options to employees at many levels within the Company and through the Employee Stock Purchase Plan.

        The Compensation Committee of the Board of Directors reviews and approves individual officer salaries, bonus plan and financial performance goals and stock option grants. The Compensation Committee also reviews guidelines for compensation, bonus and stock option grants for non-officer employees.

        Key personnel of the Company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the retail apparel industry. Executives participate in the Company's Management Incentive Program, which offers cash incentives based on the Company's performance. Under the Company's 1996 and 1997 Stock Option Plans, and at the discretion of the Board of Directors, the Company also grants executive officers stock options. The Company's performance and return on equity are of vital importance to the executive officers due to these equity holdings and cash incentives. Salaries for executive officers are adjusted based on individual job performance and the Company's performance and, in certain cases, changes in the individual's responsibilities.

Compensation of Chief Executive Officer

        The Compensation Committee reviews and approves the compensation of Ezra Dabah, the Company's Chief Executive Officer. Pursuant to Mr. Dabah's employment agreement and based on the Company's performance in the preceding fiscal year, Mr. Dabah received a base salary for the fiscal year ended January 31, 2004 of $720,000, which was unchanged from the previous fiscal year. In addition, Mr. Dabah received a bonus based on the Company's earnings in the amount of $498,000.

Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. The Compensation Committee believes that the Company will be able to continue to manage its executive compensation program to preserve federal income tax deductions.

Submitted by the Compensation Committee
Malcolm Elvey Sally Frame Kasaks John F. Megrue

Performance Graph

        The following graph compares the cumulative stockholder return on the Company's common stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The graph assumes that $100 was invested on January 29, 1999.

Date	The Children's Place—"PLCE"	NASDAQ	Retail
1/29/1999	100.000	100.000	100.000
1/28/2000	46.805	154.007	80.138
2/2/2001	87.447	104.984	61.623
2/1/2002	112.423	75.953	73.419
1/31/2003	37.568	52.984	59.722
1/30/2004	94.767	82.432	136.819

ITEM 2: RATIFICATION OF INDEPENDENT AUDITORS

        The Board of Directors of the Company has selected the accounting firm of Deloitte & Touche as independent auditors of the Company for the fiscal year ending January 29, 2005. Deloitte & Touche has served as the Company's independent auditors since July 15, 2002. A representative of Deloitte & Touche is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Information Regarding Change of Auditors

        On July 15, 2002, the Company made a determination not to engage Arthur Andersen LLP as its independent public accountants and appointed Deloitte & Touche as its new independent auditors, effective immediately. These actions were approved by the Audit Committee of the Company's Board of Directors.

        During the fiscal year ended February 2, 2002, and the subsequent interim period through July 15, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of such disagreement in its reports on the Company's consolidated financial statements for such years, and there occurred no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company for the fiscal year ended February 2, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal year ended February 2, 2002, and the subsequent interim period through July 15, 2002, the Company did not consult Deloitte & Touche regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's consolidated financial statements, or any of the matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Fees Paid to Independent Auditors for Services Rendered During the Last Fiscal Year

        The following table summarizes the aggregate fees billed to The Children's Place by its independent auditors, Deloitte & Touche. On July 15, 2002, the Company made a determination not to engage Arthur Andersen LLP as its independent auditors and appointed Deloitte & Touche as its new independent auditors, effective immediately. Consequently, during fiscal 2002, the Company was billed for fees by both Arthur Andersen LLP and Deloitte & Touche. All fees during fiscal 2003 were billed from Deloitte & Touche.

(dollars in thousands)	2003 Deloitte & Touche	Deloitte & Touche	2002 Arthur Andersen LLP	Total 2002
Audit fees (a)	$304	$219	$10	$229
Audit-related fees (b)	47	0	12	12
Tax fees (c)	206	213	117	330
All other fees (d)	0	0	6	6
TOTAL	$557	$432	$145	$577

        The ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees was 0.1:1 for fiscal 2003 and 0.3:1 for fiscal 2002.

(a)
Fees for audit services billed in fiscal 2003 and fiscal 2002 consisted of:

•
Audit of the Company's annual financial statements;

•
Reviews of the Company's quarterly financial statements;

•
Statutory audit of our Hong Kong subsidiary.

•
Fiscal 2003 also includes billings related to the planning for the attestation of management's assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

(b)
Fees for audit-related services billed in fiscal 2003 and fiscal 2002 consisted of employee benefit plan audits. Fiscal 2003 also includes due diligence fees.

(c)
Fees for tax services billed during fiscal 2003 and fiscal 2002 consisted of tax compliance and tax planning and advice:

•
Fees for tax compliance services totaled approximately $158,000 and $205,000 in fiscal 2003 and fiscal 2002, respectively. Tax compliance services are services rendered to document, compute and obtain government approval for amounts to be included in tax filings and consisted of:

i.
Federal, state and local income tax return assistance;

ii.
Assistance with tax return filings in certain foreign jurisdictions;

iii.
Assistance with tax audits;

iv.
Assistance in filing for governmental tax credits;

v.
Preparation of expatriate tax returns.

•
Fees for tax planning and advice totaled approximately $48,000 and approximately $125,000 in fiscal 2003 and fiscal 2002, respectively. Tax planning and advice services include:

i.
Tax advice related to international regulations and structuring of foreign operations;

ii.
Tax advice on the impact of new legislation on the Company.

(d)
Fees for all other services billed in 2002 consisted of non-audit consulting services.

        In considering the nature of the services provided by Deloitte & Touche, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

        The services performed by Deloitte & Touche in fiscal 2003 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its October 10, 2003 meeting. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the "Disclosure Categories") that Deloitte & Touche may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the "Service List") expected to be performed by Deloitte & Touche in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

        Services provided by Deloitte & Touche during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

        Any requests for audit, audit-related tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT AUDITORS.

ITEM 3: AMENDMENT TO 1997 STOCK OPTION PLAN

        The Company has two stock option plans: the 1996 Stock Option Plan (the "1996 Plan") and the 1997 Stock Option Plan. The 1996 Plan authorized the granting of incentive stock options with respect to 1,743,240 shares of Common Stock to employees, officers and directors of the Company. As of January 31, 2004, options for 57,300 shares were available for grant under the 1996 Plan. The 1997 Stock Option Plan, as amended in April 2002 by the Board of Directors and ratified by the Company's stockholders at the 2002 Annual Meeting (the "1997 Plan"), authorizes the issuance of an aggregate of up to 4,000,000 shares of Common Stock to employees, officers and directors of the Company. As of January 31, 2004, options for 690,410 shares were available for grant under the 1997 Plan.

        In May 2004, the Board of Directors of the Company amended the 1997 Plan to increase by 1,500,000 the number of shares of Common Stock authorized for issuance in connection with options to be granted to employees, officers and directors of the Company. The 1997 Plan, as amended, is subject to the approval of the Company's stockholders at the Annual Meeting.

        The following summary of the 1997 Plan is qualified in its entirety by the full text of the 1997 Plan, a copy of which may be obtained by stockholders of the Company upon request directed to the Secretary of the Company at 915 Secaucus Road, Secaucus, New Jersey 07094. For additional information regarding stock options granted to certain officers, see "Executive Compensation" above.

General

        The Company's 1997 Plan has been maintained by the Company since 1997. Under the 1997 Plan, employees, officers and directors of the Company are granted stock options to purchase shares of the Company's Common Stock. Options are granted under the 1997 Plan with an exercise price fixed at the time of the grant.

        The purpose of the 1997 Plan is to advance the interests of the Company by providing employees, officers and directors of the Company with additional incentive to increase their efforts on the Company's behalf and to remain in and enter into the employ of the Company by granting such individuals incentive stock options (within the meaning of Section 422 of the Internal Revenue code of 1986, as amended (the "Internal Revenue Code")) and/or nonqualified stock options (all options granted under the 1997 Plan which are not incentive stock options) to purchase shares of the Company's Common Stock. The Company believes that such grants will inspire the continued efforts of its employees, officers and directors and the continuity of their employment or service with the Company.

Administration of the 1997 Plan

        The 1997 Plan is administered by the Compensation Committee of the Board of Directors ("Committee"), which currently consists of Messrs. Megrue and Elvey and Ms. Kasaks. The Committee has the full power to construe and interpret the 1997 Plan, to establish the terms of any options granted thereunder, and to determine the individuals to whom options will be granted under the 1997 Plan. In selecting participants and in determining the type and amount of their respective benefits, the Committee may consider such factors as it deems pertinent. The 1997 Plan also provides for automatic grants of options to certain non-employee directors, as described below. Currently, there are approximately 698 employees, officers and directors of the Company participating in the 1997 Plan.

Shares Available for Issuance under the 1997 Plan

        As proposed to be amended, based upon the number of available shares as of April 30, 2004, there would be an aggregate of 2,216,945 shares of the Company's Common Stock available for issuance upon exercise of options to be granted under the 1997 Plan in the future, which shares may be authorized and unissued shares. A total of 2,090,545 shares have already been issued as a result of the exercise of stock options awarded under the 1996 Plan and the 1997 Plan, 1,416,100 of which were issued under the 1996 Plan and 674,445 of which were issued under the 1997 Plan. As of April 30, 2004, an aggregate of 2,608,610 shares of the Company's Common Stock are reserved for issuance upon future exercise of options previously granted under the 1997 Plan. In addition, an aggregate of 269,840 shares of the Company's Common Stock are reserved for issuance upon future exercise of options previously granted under the Company's 1996 Stock Option Plan. The closing price of the Company's Common Stock on the Nasdaq Stock Market on April 30, 2004, was $26.36 per share.

Maximum Grant to Any One Individual

        The 1997 Plan provides that any one individual may receive options with respect to no more than 250,000 shares of Company Common Stock in any one year.

Option Terms

        At the time the Committee grants an option, the Committee may also designate whether such option is to be considered an incentive stock option or a nonqualified stock option, except that incentive stock options can be granted only to employees of the Company or a subsidiary. The Company shall obtain such consideration for the grant of an option as the Committee in its discretion may request. The purchase price per share of the shares purchased upon exercise of the option shall be fixed by the Committee at the time of grant. However, the purchase price per share of the shares purchased upon exercise of an incentive stock option shall not be less than 100% of the fair market value on the date of grant. In addition, no incentive stock option may be granted to any employee who, at the time of the grant, owns shares possessing more than 10% of the total combined voting power or value of all classes of stock of the Company, unless the exercise price under such option is at least 110% of the fair market value of a share on the date the option is granted and the duration of such option is no more than five years.

        Generally, the duration of each option shall be ten years from the date upon which the option is granted.

        The 1997 Plan provides that 20% of the shares subject to an option may be purchased on or after December 31st of the year in which such option is granted and an additional 20% of the shares subject to such option may be purchased on or after each of the first, second, third and fourth anniversaries of the date of grant, but prior to the expiration of the option. However, generally, the Committee uses its discretion to grant options to employees of the Company and 20% of the options granted may be exercised each year on the anniversary date of such grant until fully vested.

        The 1997 Plan also provides for automatic grants of nonqualified stock options to eligible directors (defined as directors who are not also employees of the Company or a subsidiary and are not employees, partners or principals of Saunders Karp & Megrue, L.P. or its affiliates). Upon the Company's initial public offering, each eligible director was granted an option to purchase 5,000 shares at a price equal to the initial public offering price. On the last day of each year following the Company's initial public offering, each eligible director on such date shall be granted an additional option to purchase 5,000 shares at a price equal to the fair market value of a share on the date of grant. The 1997 Plan further provides that eligible directors elected in a given fiscal year shall be granted on the last day of the fiscal year an option to purchase shares equal to 5,000 multiplied by a fraction, the numerator of which shall be the number of days during the fiscal year during which such director was a member of the Board and the denominator of which shall be 365, which number of shares shall be rounded up to the next whole number of shares. The 1997 Plan further provides that one third of the shares subject to an option granted to an eligible director may be purchased on or after each of the first, second and third anniversaries of the date of grant, but prior to expiration of the option. Although the 1997 Plan contains the provisions described above, it is the Company's policy to grant 15,000 nonqualified stock options to each eligible director upon their initial election to the Board of Directors and to grant each eligible director an additional 6,000 nonqualified stock options per annum at the beginning of each fiscal year. Each grant to an eligible director is subject to annual approval by the Board of Directors.

        Stock options become immediately exercisable in full upon (i) the holder's retirement at or after age 65, (ii) the holder's disability or death, (iii) a "Change in Control" (as defined in the 1997 Plan) or (iv) the occurrence of such special circumstances as in the opinion of the Committee merit special consideration. With certain exceptions for death or disability, any option, to the extent unexercised, shall terminate immediately upon the termination for any reason of the holder's employment or service with the Company or any subsidiary, except that the holder shall have three months after such termination of employment or service to exercise any unexercised options that he or she could have exercised on the day such employment or service terminated, provided that such exercise is accomplished prior to the expiration of the term of such option. If employment or service of any holder is terminated for cause, all unexercised options of such holder shall terminate immediately upon such termination of employment or service, and such a holder shall have no right after such termination to exercise any unexercised option he or she might have exercised prior to the termination of his or her employment or service.

Amendment and Termination of the 1997 Plan

        The Board of Directors may amend the 1997 Plan at any time in its sole discretion, but no amendment may, without the participant's consent, impair his or her rights with respect to any option previously granted under the 1997 Plan. Shareholder approval is required to (i) increase the maximum number of shares of Company Common Stock which may be issued under the 1997 Plan or to any individual (except to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event), or (ii) change the class of persons eligible to receive options under the 1997 Plan. The Board of Directors may withdraw the 1997 Plan at any time with respect to shares of Company Common Stock for which options have not previously been granted. The 1997 Plan currently provides that unless withdrawn earlier, no option shall be granted under the 1997 Plan more than ten years after the 1997 Plan's effective date.

Adjustment of Number of Shares

        If prior to complete exercise of any option, a stock dividend upon the Company's shares is declared and paid or if the shares shall be split up, converted, exchanged, reclassified, or in any way substituted for, then the option, to the extent it has not been exercised, shall entitle the holder thereof, upon the future exercise of the option, to such number and kind of securities or cash or other property, subject to the terms of the option, to which he or she would have been entitled had he or she actually owned the shares subject to the unexercised portion of the option at the time or occurrence of such dividend, split-up, conversion, exchange, reclassification or substitution. The aggregate purchase price upon the future exercise of the option shall be the same as if the originally optioned shares were being purchased thereunder. The number of shares with respect to which options remain to be issued, or with respect to which options may be issued, shall also be adjusted in a similar manner.

        Any fractional shares or securities issuable upon the exercise of the option as a result of such an adjustment shall be payable in cash based upon the fair market value of such shares or securities at the time of such exercise.

        Notwithstanding any other provision of the 1997 Plan, in the event of a change in corporate structure or outstanding shares, the Committee shall make such adjustments to the number of shares and the class of shares available hereunder or to any outstanding options as shall be necessary to prevent dilution or enlargement of rights.

Federal Income Tax Consequences

        The following is intended only as a brief, general summary of the federal income tax rules relevant to stock options granted under the 1997 Plan, and assumes (i) that any participant subject to Section 16(b) of the Securities Exchange Act of 1934 (typically, officers and directors and major shareholders of the Company) will not exercise any option granted under the 1997 Plan before the six month anniversary of the date of grant of such option and (ii) that the exercise of options and disposition of option shares occur during the lifetime of the participant. This discussion is not intended to provide guidance to participants; participants should consult their own personal tax advisors.

        Nonqualified Stock Options.    The holder of a nonqualified stock option ("NQO") does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction upon such grant. The participant recognizes ordinary income on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date.

        If the Company complies with applicable documentation requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the participant on the exercise of the NQO.

        If a participant sells shares acquired pursuant to the exercise of an NQO, the participant will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date, and such capital gain or loss will be long-term or short-term based on the length of time such shares have been held since exercise.

        Incentive Stock Options.    The holder of an incentive stock option ("ISO") does not realize taxable income upon the grant or exercise of the ISO and the Company is not entitled to any deduction in respect of such grant or exercise. As discussed below, however, a participant may be subject to the alternative minimum tax on the exercise of an ISO.

        The income tax treatment of any gain or loss realized upon a participant's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant of the ISO (the "Required Holding Periods"), then the participant recognizes (i) long-term capital gain to the extent that the selling price exceeds the option price or (ii) capital loss to the extent that the option price exceeds the selling price. In either case, no deduction is allowed to the Company.

        If a participant disposes of option shares before the expiration of the Required Holding Periods (a "disqualifying disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the ISO was exercised, the excess of such fair market value over the option price is taxable to the participant as ordinary income and the excess of the selling price over such fair market value is taxable to the participant as capital gain, (ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the ISO was exercised, the excess of the selling price over the option price is taxable to the participant as ordinary income, and (iii) if the selling price is less than the option price, the difference is treated as capital loss to the participant. In each case, the Company is entitled to a deduction equal to the amount of ordinary income (but not capital gain) recognized by the participant on the disqualifying disposition.

        The amount by which the fair market value of shares of Company Common Stock (determined as of the exercise date) received through the exercise of an ISO exceeds the option exercise price is included in the participant's alternative minimum taxable income and may subject the participant to alternative minimum tax. Such alternative minimum tax may be payable even though the participant receives no cash upon the exercise of his or her ISO with which to pay such tax.

        Exercise with Previously Owned Shares.    The previous discussion assumes that all shares of Company Common Stock acquired on the exercise of an NQO or ISO are paid for in cash. If a participant pays for all or a portion of the option exercise price with previously owned shares of Company Common Stock, the participant will generally (although not in all cases) recognize no gain or loss on the previously owned shares surrendered. The participant's tax basis in and holding period for the surrendered shares (for purposes of determining capital gains and losses, but not for purposes of determining whether a disqualifying disposition occurs and its consequences) will generally carry over to an equal number of shares received.

        Section 280G of the Internal Revenue Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation, and which is contingent upon a change of control of the employer, and such payment equals or exceeds three times his or her "base salary" (as hereinafter defined), then any amount received in excess of base salary shall be considered an "excess parachute payment." An individual's "base salary" is equal to his or her average annual compensation over the five-year period (or period of employment, if shorter) ending with the close of the individual's taxable year immediately preceding the taxable year in which the change of control occurs. Under certain circumstances, options granted under the 1997 Plan may give rise to excess parachute payments. If so, then in addition to any income tax which would otherwise be owed on such payment, the individual will be subject to an excise tax equal to 20% of such excess payment and the Company will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.

        Under Section 162(m) of the Internal Revenue Code, publicly held companies may not deduct compensation for certain individuals to the extent that such compensation exceeds $1 million for an individual for the taxable year. The $1 million limitation applies to the Company's Chief Executive Officer and the four most highly compensated employees other than the Chief Executive Officer. Income pursuant to options granted under the 1997 Plan may be subject to the deductibility limitation of Section 162(m) of the Code.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 STOCK OPTION PLAN TO INCREASE BY 1,500,000 THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER.

ITEM 4: OTHER MATTERS

        At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Stockholder Proposals: 2005 Annual Meeting

        Proposals of stockholders intended to be presented at the Company's 2005 Annual Meeting of Stockholders must be received by the Company on or prior to January 14, 2005 at the Company's principal executive office located at 915 Secaucus Road, Secaucus, New Jersey 07094, Attention: General Counsel's Office, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 2005 Annual Meeting.

By order of the Board of Directors,
Steven Balasiano Secretary

Secaucus, New Jersey
May 14, 2004

EXHIBIT A

AUDIT COMMITTEE CHARTER

        The Audit Committee (the "Committee") shall aid the Company's Board of Directors in undertaking and fulfilling its responsibilities for conservative, credible and accurate financial reporting to the public, shall provide support for management's efforts to enhance the quality of the Company's controls and shall work to provide appropriate avenues of communication between the Board of Directors and the Company's independent public accountants and internal auditors.

COMMITTEE MEMBERSHIP

        The Committee shall be a committee of the Board and shall consist of not less than two directors (except that if the Nasdaq Stock Market requires an audit committee to be comprised of three or more directors, the Committee shall consist of not less than three directors). Members of the Committee shall be appointed by the Board.

        All Committee members must meet the independence requirements of the Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934 and the regulations thereunder. Each member of the Committee shall be free of any relationship that would interfere with the exercise of his or her judgment independent of management. In addition, each Committee member must be "financially literate" or must achieve this status through training within six months of being appointed to the Committee. (For these purposes, "financial literacy" is the ability to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement). At least one member of the Committee must be an "audit committee financial expert" within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and rules promulgated by the Securities and Exchange Commission thereunder and the rules of the Nasdaq Stock Market.

        The Committee members shall serve for a term of one year. Committee members may serve successive one-year terms without limitation. The Chairperson of the Committee shall be designated by the Board. The Chairperson must have academic training in accounting or current or past experience in a senior financial position. The Chairperson can serve successive terms in this capacity without limitation. In the absence of the Chairperson, the remaining members of the Committee may designate a chairperson by majority vote of the Committee membership.

MEETINGS

        The Committee shall meet at such times and from time-to-time as it deems to be appropriate, but not less than four times each year. The Committee shall report to the full Board of Directors at the first board meeting following each such Committee meeting.

        The Company's independent public accountants and internal auditors shall attend at least two of the Committee's meetings each year. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary. The Committee shall provide management, the independent public accountants and internal auditors with appropriate opportunities to meet privately with the Committee.

        A majority of the Committee shall constitute a quorum. The Committee may act by a majority of the members present (in person or by telephone) at a meeting of the Committee.

        The Chairperson of the Committee shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review with them the Company's financial statements and significant findings based upon the auditors' limited review procedures.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

        The duties of the Committee shall include the following:

Review Procedures:

  •
  Review the results of the quarterly reviews and the year-end audit of the Company, including:

    The audit report, the published financial statements, the management representation letter, any report on accounting procedures and internal controls prepared by the Company's independent public accountants, any other pertinent reports and management's responses thereto;

    Any material accounting issues among management, the Company's internal audit staff and the independent public accountants; and

    Other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent public accountants.

        With respect to interim financial information, the Committee's chairman will discuss with management and the independent public accountants the quarterly review results and required communications prior to any release of financial results or earnings and/or any filings with the SEC.

  •
  Review with management and the independent public accountants such accounting principles and policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company's financial statements as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulators.

  •
  Review and assess the adequacy of internal accounting procedures and controls, including a review with the independent auditors of their evaluation of the Company's internal controls. Review quarterly the programs that the Company has instituted to correct any control deficiencies noted by the director of internal audit in his or her periodic review or the independent auditors in their annual review. Discuss with management the results of the foregoing reviews, including significant items and potential ways to improve the accounting procedures and controls.

  •
  Periodically review with management, the independent auditors and the internal auditors the Company's financial reporting processes and internal audit controls and procedures to ensure the integrity and adequacy of such reporting processes, internal audit controls and procedures.

  •
  Meet with Company officers responsible for certifying the Company's financial reports as required under Section 302 of the Sarbanes-Oxley Act 2002 and discuss whether such officers are aware of (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the issuer's ability to record, process, summarize, and report financial data, (ii) any material weaknesses in internal controls, or (iii) any fraud that involves management or other employees who have a significant role in the Company's internal controls.

Relationship with Independent Auditors:

  •
  Be solely and directly responsible for the appointment (subject to stockholder ratification), replacement, compensation, and oversight of the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) in preparing or issuing an audit report or related work. The independent auditors shall report directly, and be accountable, to the Committee.

  •
  Review the independence and performance of the independent auditors, with sole responsibility and authority to preapprove, to the extent required by applicable law and regulations and the Nasdaq rules, all audit and non-audit engagements and the related fees and terms with the independent auditors. Such preapproval may be designated, in accordance with applicable law, to one or more designated members of the Committee; provided any such decision made pursuant to the foregoing delegation of authority shall be presented to the Committee at its next regularly-scheduled meeting.

  •
  On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

  •
  Review and approve the independent auditors' plan and discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

  •
  Review the report to the Committee from the Company's independent auditors in accordance with Section 204 of the Sarbanes-Oxley Act of 2002.

  •
  Discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the Committee in accordance with AICPA SAS 61.

  •
  Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Audit Department:

  •
  Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

  •
  Review the coordination between the independent public accountants and internal auditors and review the risk assessment process, scopes and procedures of the Company's internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives, as determined by the Company's management and approved by the Committee.

  •
  Review the significant findings of the internal auditors for each fiscal year, together with management's responses thereto; review the quality and composition of the Company's internal audit staff; and review and approve the internal audit charter on a periodic basis.

  •
  Review the appointment, performance, and replacement of the senior internal audit executive.

  •
  Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

Legal Compliance

  •
  On at least an annual basis, meet with the Company's general counsel, and outside counsel when appropriate, to review legal and regulatory matters, if any, that may have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities.

  •
  Review and approve all related-party transactions.

  •
  Review and approve the Company's Code of Business Conduct.

  •
  Maintain minutes of Committee meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

  •
  Review the Company's policies and procedures with respect to officers' travel and entertainment expenses and consider the results and recommendations of any audit work in these areas performed by the independent public accountants and internal auditors.

  •
  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

  •
  Make an annual self-assessment of the Committee, using assessment tools available through third parties or developed internally.

  •
  Review and assess the adequacy of this Charter at least annually, and submit the Charter to the Board of Directors for approval.

        The Committee shall also undertake such additional activities within the scope of its primary function as the Committee may from time-to-time determine.

        The Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Committee may retain independent counsel, accountants or other consultants or experts, at the Company's expense, to the extent considered necessary or appropriate by the Committee to assist it in the conduct of any investigation or the performance of its duties.

REPORTING TO STOCKHOLDERS

        The Company's annual proxy statement shall include a report of the Audit Committee (1) confirming that the Company has a formal, documented Audit Committee Charter setting forth the Committee's duties, (2) stating whether the Committee satisfied its obligations under the Charter during the previous year, and (3) covering all other matters required by Rules of the Securities and Exchange Commission. The proxy statement shall include the full text of the Charter at least once every three years and after any significant modification is approved by the Board of Directors.

Updated: April 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE CHILDREN'S PLACE RETAIL STORES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 15, 2004

        The undersigned hereby appoints Ezra Dabah and Steven Balasiano, and each of them proxies, each with power of substitution, to vote for the undersigned at the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. to be held at The Children's Place, 915 Secaucus Road, Secaucus, NJ 07094, on Tuesday, June 15, 2004, at 10 o'clock A.M., local time, and at any adjournment thereof, with respect to the matters set forth on the other side of this proxy.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

THE CHILDREN'S PLACE RETAIL STORES, INC.

June 15, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The Board of Directors has nominated the person listed below to serve as Director until 2007.
NOMINEE:
	☐	FOR	Stanley Silverstein
	☐	WITHHOLD
				FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending January 29, 2005.			☐	☐	☐
3.	To consider and approve an amendment to the Company's 1997 Stock Option Plan to increase by 1,500,000 the number of shares available for issuance thereunder.			☐	☐	☐

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEE LISTED IN PROPOSAL (1) AT LEFT, "FOR" PROPOSAL (2) AND "FOR" PROPOSAL (3).

        The undersigned hereby acknowledges receipt of the (i) Notice of Annual Meeting and Proxy Statement and (ii) the Company's 2003 Annual Report.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:
Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
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